                             SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the Registrant   /x/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /  Preliminary Proxy Statement    / /  Confidential, For Use of the
                                         Commission Only (as permitted
                                         by Rule 14a-6(e) (2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                       Premenos Technology Corp.

------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No Fee Required.
/ / Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------
(5)  Total fee paid:
------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:
------------------------------------------------------------------------
/ /  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
------------------------------------------------------------------------
(1)   Amount previously paid:
------------------------------------------------------------------------
(2)   Form, Schedule or Registration Statement no.:
------------------------------------------------------------------------
(3)   Filing Party:
------------------------------------------------------------------------
(4)   Date Filed:
------------------------------------------------------------------------

                      Premenos Technology Corporation
                           1000 Burnett Avenue
                         Concord, California 94520

April 29, 1997

To our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Premenos Technology Corp. (the "Company"). The Annual Meeting will be held on Thursday, May 29, 1997, at 1:00 p.m., at the Hilton Hotel, located at 1970 Diamond Boulevard, Concord, California.

    The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

    Included with the Proxy Statement is a copy of the Company's Annual Report for fiscal year 1996. We encourage you to read the Annual Report. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

    Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

    We look forward to seeing you at the Annual Meeting.



/s/ Lew Jenkins                              /s/ Timothy A. Dreisbach

LEW JENKINS                                     TIMOTHY A. DREISBACH
Chairman of the                                 President and
Board of Directors                              Chief Executive Officer

                        PREMENOS TECHNOLOGY CORP.
                          1000 Burnett Avenue
                       Concord, California 94520


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

    The Annual Meeting of Stockholders of the Company will be held on Thursday, May 29, 1997, at 1:00 p.m., at the Hilton Hotel, located at 1970 Diamond Boulevard, Concord, California, for the following purposes:

1. To elect two Class II members of the Board of Directors to serve for the ensuing year;

2. To increase the number of shares available for grant pursuant to the Company's 1995 Incentive Stock Program by 2,000,000 shares;

3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the current fiscal year; and

4. To transact any other business that may properly come before the meeting.

    Stockholders of record at the close of business on April 10, 1997 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ David R. Schellhase

                                     DAVID R. SCHELLHASE
                                     General Counsel


Concord, California
April 29, 1997

Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.
                                 -2-

                               PROXY STATEMENT
                          Premenos Technology Corp.
                            1000 Burnett Avenue
                         Concord, California 94520

                             April 29, 1997

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Premenos Technology Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on May 29, 1997, at 1:00 p.m., at the Hilton Hotel, located at 1970 Diamond Boulevard, Concord, California. All holders of record of Common Stock, par value $0.01 per share (the "Common Stock"), on April 10, 1997, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 11,713,692 shares of Common Stock outstanding and entitled to vote. A majority, or 5,856,847, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report were first mailed to stockholders on or about April 29, 1997. The Company's Annual Report contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC").

                VOTING RIGHTS AND SOLICITATION OF PROXIES

    Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either before the meeting at which the matter voted by proxy is acted upon or at the meeting before the vote on the matter. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the meeting or by attendance at the meeting and voting in person.

    The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company also has retained Boston EquiServe, L.P. to assist in the solicitation of proxies. Boston EquiServe, L.P. will receive a fee for such services of approximately $2,750 plus out-of-pocket expenses, which will be paid by the Company. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.


               PROPOSAL NO. 1  ELECTION OF CLASS II DIRECTORS

    Pursuant to the Company's Bylaws, the Board of Directors consists of six directors and is divided into three classes, with members of each class having a term of three years. At the Annual Meeting, the stockholders will elect two Class II directors to hold office until 2000 and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the two nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

Class II Directors Standing for Election

    The following incumbent Class II directors are being nominated for reelection to the Board: David Hildes and Francis Wagner.

Required Vote

    Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.


                The Board of Directors recommends a vote for the election of each of the nominated directors.

    Mr. Hildes, 46, has been Vice Chairman and Secretary and a Director of the Company since its organization in July 1995. Mr. Hildes has also been a Director and, until July 1995, the Treasurer of Premenos Corp. since the organization of Premenos Corp. in October 1989, and Vice Chairman and Secretary since July 1995. Mr. Hildes was a member of the Board of Directors of Apparel Computer Systems, Inc. ("ACS"), a predecessor to certain of the operations of Premenos Corp., since he co-founded ACS with Lew Jenkins in 1978. From March 1990 until March 1992, Mr. Hildes served as Vice President of Market Development of ACS Software Products Group, a developer and marketer of software systems to the apparel industry.

    Mr. Wagner, 48, has been a Director of the Company since its organization in July 1995. Mr. Wagner served as a member of the Board of Directors of Premenos Corp. since its organization from October 1989 to July 1995. Mr. Wagner was a member of the Board of Directors of ACS from 1987 through 1989. Mr. Wagner is a principal of Prism, Ltd., a management consulting firm which he founded in April 1986. Prior to founding Prism, Ltd., and since 1982, Mr. Wagner was a partner and director of Keilty, Goldsmith and Boon, a management consulting firm.

Class I and Class III Directors

    The Class I directors, whose terms end in 1999, are William Studeman and Timothy Dreisbach. The Class III directors, whose terms end in 1998, are Lew Jenkins and Stephan Mallenbaum.

    Mr. Dreisbach, 47, has been President and Chief Executive Officer and a Director of the Company since January 1997. From April 1992 until December 1996 he was Senior Vice President of North American Field Operations for Boole & Babbage, Inc. Previously, Mr. Dreisbach was employed by Legent Corporation, from 1989 until 1991 as Vice President and General Manager of the Systems Productivity Division. From 1986 until 1989, he was Vice President of Sales of Duquesne Systems, Inc., a predecessor to Legent Corporation.

    Mr. Jenkins, 49, has been Chairman of the Board and a Director of the Company since its organization in July 1995. Mr. Jenkins has also been Chairman and a Director of Premenos Corp. since its organization in October 1989. Mr. Jenkins was also the Chief Executive Officer of Premenos Corp. until August 1991. Mr. Jenkins was a member of the Board of Directors of Apparel Computer Systems since he founded ACS in 1978. Mr. Jenkins was the President of ACS from 1978 through 1988, when he was named Chairman and Chief Executive Officer of ACS. Mr. Jenkins was also the President of, and a member of the Board of Directors of, ACS Network, the general partner of Apparelnet Investors, which was a predecessor to certain operations of Premenos Corp., from its organization in 1987 through its reorganization into Premenos Corp. in 1989.

    Mr. Mallenbaum, 41, has been a Director of the Company since its organization in July 1995. Mr. Mallenbaum served as a member of the Board of Directors of Premenos Corp. from February 1990 to July 1995. Mr. Mallenbaum is a member of the law firm of Bryan Cave LLP, counsel to the Company and is the leader of its Technology Transactions Group. Mr. Mallenbaum has been engaged in the private practice of law for over 15 years.

    Adm. Studeman, 57, has been a director of the Company since January 1996. Adm. Studeman has been Vice President and Deputy General Manager of the Systems Integration Group of TRW Inc. since September 1996, and Vice President for the Intelligence Business Area of TRW since March 1997. Adm. Studeman was a national security and management consultant from September 1995 until September 1996. From April 1992 until July 1995 he was Deputy Director of Central Intelligence, and from August 1988 until April 1992 he was Director of the National Security Agency. His other flag assignments included an assignment as the Director of Long Range Planning and Director of Naval Intelligence. Adm. Studeman is a member of the board of a number of government and private entities, and is also a director of Thiokol Corporation.

Director Compensation

    The Company currently does not provide cash compensation to members
of the Board of Directors for their service as directors.    The Company
has engaged the consulting services of certain members of its Board of Directors from time to time. Currently, Mr. Hildes provides consulting services to the Company. Mr. Hildes is not compensated for his services. Mr. Wagner and Mr. Studeman also provided consulting services to the Company during fiscal year 1996. Mr. Mallenbaum is a member of a law firm that provides legal services to the Company. See - "Transactions and Legal Actions Involving Management."

    Non-employee members of the Board also participate in the Premenos Technology Corp. Incentive Program, which provides for grants of options to purchase 5,260 shares of Common Stock of the Company on January 2 of each year at an exercise price equal to the fair market value of the Common Stock on the date of grant.

Board of Directors' Meetings and Committees

    The Board of Directors met nine times during fiscal year 1996. The standing committees of the Board currently are the Strategic Planning Committee, the Audit Committee and the Compensation and Option
Committee. Each director has attended at least 75% of all Board meetings.

    Messrs. Jenkins and Hildes are presently the members of the Strategic Planning Committee. The Strategic Planning Committee did not meet separately from the Board of Directors during fiscal year 1996. Matters within the purview of this Committee were considered by the whole Board of Directors. The function of the Strategic Planning Committee is to oversee the Company's strategic planning, long-term positioning and corporate goals and review and approve the uses of the net proceeds from the Company's initial public offering of Common Stock.

    Messrs. Hildes and Mallenbaum are presently the members of the Audit Committee. The Audit Committee met twice during fiscal year 1996. The function of the Audit Committee is to review financial and auditing practices of the Company, including the Company's choice of independent public accounting firms, and to make recommendations to the Board of Directors.

    Messrs. Hildes and Wagner and Adm. Studeman are presently the members of the Compensation and Option Committee. The Compensation and Option Committee did not meet during fiscal year 1996, but during that same period acted four times by unanimous written consent. The function of the Compensation and Option Committee is to review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salary, bonuses and other incentive plans, stock options, and other forms of compensation, and to review and administer the Company's option and incentive programs and determine stock option grants.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

    The following table sets forth certain information, as of April 3, 1997, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director;
(iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                            Amount and
                                            Nature of
                                            Beneficial          Percent
Name and Address of Beneficial Owner        Ownership(1)        of Class
------------------------------------        ------------        --------
Lew Jenkins(2)                               5,094,159            43.5
1000 Burnett Avenue, Concord, CA  94520

David Hildes(3)                              2,380,401            20.3
1000 Burnett Avenue, Concord, CA  94520

T. Rowe Price(4)                             1,370,000            11.7
100 East Pratt St., Baltimore, MD  21202

Timothy A. Dreisbach(5)                        450,000             3.8

Francis R. Wagner(6)                            33,880               *

Stephan J. Mallenbaum(7)                        33,794               *

H. Ward Wolff(8)                                33,516               *

Gerry Diamond                                   15,896               *

William O. Studeman(9)                          11,520               *

Richard A. Ludlow(10)                            2,466               *

All current executive officers and directors
as a group (9 persons)(11)                   5,218,765            44.6

----------------------------
*Less than 1%

(1) Unless otherwise indicated below, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 2,380,401 shares of Common Stock held by Mr. Hildes (of which 30,874 are options to purchase shares of Common Stock currently exercisable and of which 105,000 shares have been transferred by Mr. Hildes to a charitable remainder trust of which Mr. Hildes and his wife are income benficiaries) over which Mr. Jenkins has sole voting control pursuant to a voting agreement between Messrs. Jenkins and Hildes. The voting agreement terminates under certain circumstances, including the death of Mr. Jenkins. The termination of the voting agreement could result in a change-in-control of the Company.

(3) Includes 30,874 shares subject to currently exercisable options and includes 105,000 shares transferred to a charitable remainder trust of which Mr. Hildes and his wife are income beneficiaries. See Note (2) concerning the voting agreement between Mr. Hildes and Mr. Jenkins.

(4) Includes securities owned by various individual and institutional investors for whom T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with the power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates disclaims beneficial ownership of such securities.

(5) Includes 450,000 shares subject to options, none of which is currently exercisable or exercisable within 60 days.

(6) Includes 31,380 shares subject to currently exercisable options or options exercisable within 60 days.

(7) Includes 29,794 shares subject to currently exercisable options or options exercisable within 60 days.

(8) Includes 31,820 shares subject to currently exercisable options or options exercisable within 60 days.

(9) Includes 10,520 shares subject to currently exercisable options or options exercisable within 60 days.

(10) Includes 2,466 shares subject to options, none of which is currently exercisable or exercisable within 60 days.

(11) Includes all shares described in notes (2)-(10) above except those shares described in notes (4), (5) and (10) above.

                         EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid by the Company to the Company's Chief Executive
Officer and each of the four other most highly compensated executive officers of the Company (determined as of December 31, 1996)
(hereinafter referred to as the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994:

                           Summary Compensation Table


                   Annual Compensation                       Long-Term
                                                           Compensation
                                                              Awards
                   -------------------                   ----------------

                                                     Other                  All
Name and                                             Annual   Options/    Other
Principal Position      Year   Salary      Bonus     Comp.    SARs (2)    Comp.
---------------------   ----  --------   --------   ------    -------    ------
Lew Jenkins
Chairman of the Board

                       1996  $200,000    $ 75,000   $6,000          0    $1,484
                       1995  $181,250    $100,000   $6,000          0    $1,444
                       1994  $150,000    $125,000   $6,000     13,150    $1,450

Daniel M. Federman
Former President
  and Chief Executive
  Officer(4)

                       1996   $150,000   $      0   $6,000          0    $8,048 (5)

Richard A. Ludlow
Senior Vice President
  of Sales(6)

                       1996   $116,849   $ 98,431   $2,750     60,000   $22,517 (7)

H. Ward Wolff
Senior Vice President
  of Finance and
  Administration and
  Chief Financial
  Officer

                       1996   $140,720   $ 35,000   $2,750     29,633   $ 5,235 (3)
                       1995   $122,000   $ 20,000   $    0          0   $ 1,525
                       1994   $109,500   $ 24,650   $    0      5,917   $   713

Gerry Diamond
Senior Vice
  President of
  Emerging Markets(9

                       1996   $ 91,709   $ 19,000   $4,040     75,000   $  570


(1) All figures in this column reflect reimbursement for car-related expenses.

(2)  All figures in this column reflect options to purchase Common
     Stock.

(3) Except where otherwise noted, consists of Company contributions to the employee's 401(k) account or foreign equivalent.

(4) Mr. Federman resigned as President, Chief Executive Officer and Director in October 1996, but remained employed by the Company as a consultant until December 31, 1996.

(5) For 1996, includes $4,256 in insurance premiums paid by the Company, $1,484 in Company contributions to Mr. Federman's 401(k) account and $2,308 in payment for accrued but unused vacation time. Includes insurance premiums paid by the Company in the amount of $3,717 and $3,305 and Company contributions of $1,444 and $1,450 to Mr. Federman's 401(k) account in the years 1995 and 1994, respectively.

(6) Mr. Ludlow became Senior Vice President of Sales in July 1996. Mr. Ludlow resigned as Senior Vice President of Sales on April 4, 1997, and will receive in connection therewith payments of approximately $122,000, as well as continuation of his medical benefits for a period no greater than six months following his resignation.

(7) Includes $14,192 in commissions earned during 1996 but paid in 1997, $792 in Company contributions to Mr. Ludlow's 401(k) account and $7,533 in payment for accrued but unused vacation time.

(8) For 1996, includes $1,802 in Company contributions to Mr. Wolff's 401(k) account and $3,433 in payment for accrued but unused vacation time.

(9)  Mr. Diamond became Senior Vice President of Emerging Markets in May
     1996.


Stock Options

    The table below sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 1996.


                      Option/SAR Grants in Last Fiscal Year

                        Individual Grants(1)

   Name            Number of  Percent of  Exercise  Expiration  Potential Realizable
                  Securities    Total     or Base   Date        Value at Assumed
                  Underlying  Options/    Price                 Annual Rates of
                  Options/    SARS                              Stock Price
                  SARS        Granted to                        Appreciation for
                  Granted     Employees                         Option Term
                              in Fiscal                           5%        10%
                              Year 1996
                  ----------  ----------  --------  ----------  --------------------
Lew Jenkins                0         -         -           -           -         -
Daniel M. Federman         0         -         -           -           -         -
Richard A. Ludlow     20,000       2.2    $16.50   02/06/06   $207,535  $  525,935
                      40,000       4.4    $10.25   08/01/06   $257,847  $  653,434
H. Ward Wolff         14,633       1.6    $16.50   02/06/06   $151,843  $  384,800
                      15,000       1.7    $10.25   08/01/06   $ 96,693  $  245,038
Gerry Diamond         75,000       8.3    $19,375  05/14/06   $914,179  $2,316,892



(1) All options were granted pursuant to the Company's Incentive Program at fair market value on the date of grant. The options vest as to one quarter of the grant on the first anniversary of the date of grant, and vest thereafter in thirty-six equal amounts monthly following the first anniversary of the date of grant.

    The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 1996 and unexercised options held as of the end of fiscal year 1996:


             Aggregated Option/SAR Exercises in Last Fiscal Year and
                      Fiscal Year-End Option/SAR Values

Name                Shares          Value          Securities         Value of
                    Acquired on     Realized       Underlying         Unexercised
                    Exercise                       Options/SARs       in-the-Money
                                                   at Fiscal          Options/SARs
                                                   Year End           at Fiscal
                                                                      Year End
                    -----------    ----------      ------------       -------------
Lew Jenkins              13,150    $  253,035               0/0                  0/0
Daniel M. Federman      375,000    $4,099,326         160,863/0         $1,317,859/0
Richard A. Ludlow        27,484    $  529,466      1,167/64,799             0/17,521
H. Ward Wolff             5,000    $  109,297     34,450/32,921       209,814,23,361
Gerry Diamond                 0    $        -          0/75,000                  0/0




Compensation Committee Interlocks and Insider Participation

    The Compensation and Option C	ommittee currently consists of
Messrs. Hildes and Wagner and Adm. Studeman. None of the Compensation and Option Committee members or Named Executive Officers has any relationships which must be disclosed under this caption.

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Report of the Compensation and Option Committee of the Board of Directors on Executive Compensation

Membership and Role of the Compensation and Option Committee

    The Compensation and Option Committee (the "Committee") consisted during fiscal year 1996 of Messrs. Hildes and Wagner and Adm. Studeman, each of whom was a non-employee member of the Company's Board of Directors.

    The Committee reviews and determines the Company's executive compensation objectives and policies and administers the Company's stock plans. The Committee reviews and sets the compensation of the Company's Chief Executive Officer and certain of its most highly compensated executive officers.

Compensation Program
--------------------

Objectives

  The Objectives of the Company's executive compensation program are to:

  *  Attract and retain highly talented and productive executives;

  * Provide incentives for superior performance by paying compensation at levels comparable to companies with whom the Company competes for executive talent, some of which are significantly larger than the Company; and

  * Align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of compensation upon the Company's performance.

Components
    The Company's executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); annual performance bonus; and long-term incentive compensation consisting of stock option grants.

    It is the Company's policy to set base salary levels, annual performance bonuses and long-term incentive compensation at levels to be competitive with corporations with whom the Company competes for executive talent and factoring in other criteria necessary to attract, reward and retain highly qualified employees. The Company also compares its compensation to other corporations, selecting such corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations with whom the Company compares its compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the comparative corporations' businesses over time. In addition, the Company has from time to time engaged compensation consultants to evaluate its compensation programs, including its executive compensation programs. The Company believes that its compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business in a market for executive talent that is increasingly competitive.

    Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives.

    Base salary. The Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

    The measures of individual performance considered in setting fiscal year 1996 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer, the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

    Annual performance bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance and other objectives and to reward them when objectives are met. Executive bonus payments are based upon a combination of achievement of Company financial goals relating to revenues and profitability and particular objectives of the individual officers.

    Long-term incentive compensation. The Company believes that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success, and (3) help retain key executives in a competitive market for executive talent.

    The Premenos Technology Corp. Incentive Program authorizes the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants or adjustments to option grants are appropriate each year is based upon individual performance measures established for each individual, as well as market conditions and other economic factors. Options are not necessarily granted to each executive during each year. Generally, though not always, options granted to executive officers vest either in equal annual installments or vest as to one quarter of the total number of options one year from the date of grant and then ratably each month thereafter. Options generally expire ten years from the date of grant.

    Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives. During fiscal year 1996 the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees.

    Compensation of the Chief Executive Officer. Mr. Dreisbach, the Company's Chief Executive Officer and President, was recruited to join the Company during fiscal year 1996, and his compensation plan was structured principally in response to market demand for senior executive talent. In the process of recruiting Mr. Dreisbach, the Company conducted extensive research concerning chief executive officer compensation. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of the Company's other senior executives. The Compensation Committee believes that Mr. Dreisbach, as President and Chief Executive Officer, significantly and directly influences the Company's overall performance. The Compensation Committee believes that Mr. Dreisbach's total compensation reflects the unique contributions that he will make to the Company's long-term strategic performance, as well as the competitive market for executive talent in the software industry. The Committee determines Mr. Dreisbach's salary on the basis of the factors discussed above, and the Committee believes that such amounts are appropriate based upon the Company's financial performance, including earnings per share, revenue growth, cash flow from operations, product positioning and other relevant factors.

Submitted by:          David Hildes
                       Francis Wagner
                       William Studeman


Stock Performance Chart

    The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Hambrecht & Quist ("H&Q") Technology Index since the Company's initial public offering on September 20, 1995, assuming an investment of $100 and reinvestment of any dividends. The Company did not pay a dividend during fiscal year 1996 and does not anticipate paying a dividend in the foreseeable future, and therefore no dividend reinvestment is factored into the Company's line on the graph.

    The comparisons in the graph below are based upon historical data and are not necessarily indicative of, nor intended to forecast, future performance of the Company's Common Stock, nor does it reflect events subsequent to year-end 1996.

                                            Cumulative Total Return
                                        9/20/95       12/95        12/96
                                        -------       -----        -----
Premenos Technology Corp.    PRMO         100          147           48
S & P 500                    1500         100          106          130
H & Q Technology             IHQT         100           95          114


Transactions and Legal Actions Involving Management

    The law firm of Bryan Cave, LLP provided legal services to the Company during 1996. Mr. Mallenbaum, a director of the Company, is a member of Bryan Cave LLP.


Compliance with Section 16(a) of the Exchange Act

    Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 1996 all the Reporting Persons complied with all applicable filing requirements.


       PROPOSAL NO. 2  INCREASE IN NUMBER OF AUTHORIZED SHARES FOR
                    1995 INCENTIVE STOCK PROGRAM

    At the Annual Meeting, the stockholders are being asked to approve the adoption of an amendment to the Company's 1995 Incentive Stock Program, as amended (the "Incentive Program"), as adopted by the Board of Directors, which increases the number of shares reserved for issuance thereunder by a total of 2,000,000 shares of Common Stock (the "Additional Shares").

    The Incentive Program is intended to provide additional compensation and incentive to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent for the successful conduct of its business.
In addition to grants made pursuant to the Incentive Program, the Company may from time to time authorize option grants not pursuant to the terms of the Incentive Program.

Required Vote

    Approval of the adoption of the amendment to the Incentive Program requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and casting votes at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

         The Board of Directors recommends a vote for approval of the amendment to the 1995 Incentive Stock Program.

Plan Activity

    As of December 31, 1996, options to purchase an aggregate of 869,315 shares of Common Stock issued under the Incentive Program had been exercised, and options to purchase 1,315,398 shares were outstanding. Without taking into account the proposed amendment to the Incentive Program, 445,287 shares remained available for future grants as of December 31, 1996.

    The table under the caption "Option/SAR Grants in Last Fiscal Year" provides information with respect to the grant of options under the Incentive Program to the Chief Executive Officer and the next four most highly compensated executive officers during fiscal year 1996. The following table sets forth additional information with respect to options granted under the Incentive Program during fiscal year 1996 to certain groups:



Identity of                  Weighted Average
   Group                      Exercise Price            Options Granted
                             ----------------           ---------------

All executive officers          $14.64                       239,633
as a group (6 persons)

Non-executive officer           $13.86                       687,487
employees as a group
(approximately 270 persons)

Description of the Incentive Program and Option Terms

    The following is a summary of the principal provisions of the Incentive Program, but it is not intended to be a complete description of all of the terms and provisions of the Incentive Program. A copy of the Incentive Program will be furnished to any stockholder upon written request to the Corporate Secretary of the Company at the principal executive offices of the Company in Concord, California.

    History. The Incentive Program was adopted by the Company's Board of Directors in 1995 and was approved by the Company's stockholders at the same time, and a total of 2,630,000 shares of the Company's Common Stock were reserved for issuance thereunder, including certain grants made pursuant to predecessor stock option programs.

    Purpose. The purpose of the Incentive Program is to provide additional compensation and incentive to eligible employees, officers, directors, advisors and consultants whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to enlist and retain the best available talent for the successful conduct of its business.

    Administration. The Incentive Program is currently administered by the Compensation and Options Committee of the Board of Directors
(the "Committee"). Subject to the terms of the Incentive Program, the Committee determines the persons who are to receive awards, the number of shares subject to each award, the terms and conditions of such awards and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the Incentive Program or any options granted thereunder. Such interpretations are binding on the Company and on the participants.

    Eligibility. All officers, directors, employees, advisors and consultants of the Company (or any subsidiary or affiliate of the Company) are eligible to receive awards under the Incentive Program. Approximately 250 full-time employees are eligible to receive options under the Incentive Program.

    Option Awards.  Both incentive stock options ("ISOs"), as defined in
Section 422(b) of the Code, and nonqualified stock options ("NQSOs"), may be granted under the Incentive Program. The Committee determines whether an option granted under the Incentive Program will be an ISO or a NQSO. The Incentive Program limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the Incentive Program.

    Other Awards. In addition to stock options, certain other awards may be granted under the Incentive Program, although no such rights or awards have been granted to date under the Incentive Program. The Committee may grant Stock Appreciation Rights ("SAR") together with related options, entitling the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the related option for such shares. The Committee may also grant rights to purchase stock, including Restricted Stock Grants, under such terms and conditions as it may determine. In addition, the Committee may grant stock bonus awards payable in cash or Common Stock based upon reasonable performance criteria the Committee deems appropriate.

    Director Options. Pursuant to the Incentive Program, on January 2 (or the next suceeding business day) of each year, each non-employee director of the Company is automatically awarded a grant of 5,260 stock options at an exercise price per share equal to the fair market value per share of the Common Stock on such date (the "Director Options").
All Director Options are NQSOs, and all vest immediately upon the date of grant. The Director Options expire ten years from the date of grant, and terminate automatically two years after the grantee ceases to be a director of the Company, unless the director is removed for cause, in which case the Director Options terminate ten days after such removal.

    Terms of the Options. Each option granted pursuant to the Incentive Program is evidenced by a stock option grant (the "Grant") issued by the Company. An exercise notice and agreement (the "Exercise Notice") is to be completed by the optionee at the time an option is exercised. The Company does not receive any consideration from an optionee at the time an option is granted. The form of the Grant and the Exercise Notice may be amended by the Committee from time to time, subject to the terms of the Incentive Program.

    Subject to the provisions of the Incentive Program, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability. Options granted under the Incentive Program typically vest as to one-quarter of the grant total at the first anniversary of the grant, and then in equal monthly installments thereafter, although vesting of an option is set by and may be accelerated by the Committee. The Committee also has the discretion to modify, extend or renew outstanding awards and to issue new awards in exchange for surrender of outstanding awards. The Committee also may cause the Company to purchase for cash or shares of Common Stock any option issued under the Incentive Program.

    Generally, ISOs and NQSOs granted under the Incentive Program must be exercised within ten years of the option grant date. Any ISO granted to a person owning 10% or more of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the option grant date.

    The Committee determines the exercise price of each option granted, which is set forth in the Grant. Under the Incentive Program, the exercise price of a NQSO granted to an employee may be less than the fair market value per share of the Company's Common Stock on the date the option is granted. In the case of an ISO, or in the case of an NQSO granted to a person other than an employee, the price shall be no less than 100% of the fair market value of a share of Common Stock at the time such option is granted, subject to certain conditions set forth in the Incentive Program; provided that, in the case of an ISO granted to a ten percent stockholder, the price shall be no less than 110% of the fair market value of the Common Stock on the date the option is granted. The exercise price of options granted under the Incentive Program, including all applicable withholding taxes, must be paid: (1) in cash; or (2) by surrender of shares of the Company's Common Stock owned by the optionee for at least six months (or, in the case of payment of withholding taxes, by having the Company withhold from the shares to be issued upon exercise) having a fair market value on the date of surrender equal to the exercise price of the option (or the amount of the withholding obligation).

    Nontransferability and Termination of Options. Options granted under the Incentive Program may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option may be exercised only by the optionee or his or her legal representative.

    If an optionee's employment or other association with the Company or a subsidiary is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, must be exercised by the optionee the earlier of three months following such termination or the expiration of the option.

    Capital Changes. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the Incentive Program, the number of shares and the exercise price per share for each outstanding option and the annual limitation noted above will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

Amendment and Termination. The Committee may amend or terminate the Incentive Program at any time and in any respect, except that the Committee cannot, without the approval of the stockholders of the Company, amend the Incentive Program in any manner that requires stockholder approval pursuant to the Code or the regulations thereunder or pursuant to Rule 16b-3 of the Exchange Act. No amendment of the Incentive Program may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. Subject to the specific terms of the Incentive Program, the Committee may accelerate any award or option, reduce any applicable exercise price or waive any conditions or restrictions pursuant to such award or option at any time.

    If an option granted pursuant to the Incentive Program expires or terminates for any reason without being exercised in whole or in part, the shares released from such option or award will again become available for grant and purchase under the Incentive Program.

Certain United States Federal Income Tax Information

General

The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with participation in the Incentive Program. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. All participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Incentive Program. Any tax effects that accrue to foreign employees as a result of participation in the Incentive Program will be subject to the tax laws of the countries in which such employees reside.

Tax Treatment of the Optionee
    Incentive Stock Options. The optionee will recognize no income upon grant of an ISO and incur no tax on its exercise unless the optionee is subject to the alternative minimum tax described below. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the optionee disposes of ISO Shares prior to the expiration of either of the above required holding periods (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon whether or not the ISO Shares were held for more than one year following the date of exercise by the optionee. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions). Long-term capital gain is taxed at a maximum federal income tax rate of 28% rather than the 39.6% maximum rate applicable to other income.

    Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. An alternative minimum tax adjustment applies unless a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income for alternative minimum taxable income up to $175,000 and 28% thereafter. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances).

    Nonqualified Stock Options. An optionee will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and will be subject to income tax and FICA withholding by the Company (either by payment in cash or withholding out of the optionee's salary) if the optionee is an employee. Upon the sale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as short term or long term capital gain or loss and will be taxable as long-term capital gain or loss if the optionee held the shares for more than one year following exercise of the NQSO.

    Tax Treatment of Insiders. Optionees who are officers or directors of the Company subject to Section 16(b) of the Securities Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such optionees will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above, or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such an optionee makes the election under Section 83(b) of the Internal Revenue Code to be taxed as of the date specified in (1). The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Optionees subject to this special treatment should consult their own tax advisors for further information.

Tax Treatment of the Company
    The Company will be entitled to a deduction in connection with the exercise of an NQSO by a domestic optionee to the extent that the optionee recognizes ordinary income provided that the deduction is not disallowed under the provisions of Section 162(m) of the Code. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares and will not be entitled to any deduction upon exercise of an ISO.

    ERISA. The Company believes that the Incentive Program is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.


             PROPOSAL NO. 3  RATIFICATION OF SELECTION OF
                    INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has engaged Coopers & Lybrand L.L.P. as its principal independent public accountants to perform the audit of the Company's financial statements for fiscal 1997. Coopers & Lybrand L.L.P. has audited the Company's financial statements (or those of its predecessor entities) for the last seven fiscal years. The Board of Directors expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

            The Board of Directors recommends a vote for the ratification of the selection of Coopers & Lybrand L.L.P.

                       STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of Stockholders must be received by December 1, 1997. Stockholder proposals should be addressed to David R. Schellhase, General Counsel, Premenos Technology Corp., 1000 Burnett Avenue, Concord, California 94520.

                          OTHER BUSINESS

    The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                              /s/ David R. Schellhase

                                              DAVID R. SCHELLHASE
                                              General Counsel

    All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

[proxy card - front]
                         PREMENOS TECHNOLOGY CORP.
                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                              MAY 29, 1997

    The undersigned hereby appoints LEW JENKINS, TIMOTHY A. DREISBACH,
H. WARD WOLFF, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of PREMENOS TECHNOLOGY CORP., to be held on Thursday, May 29, 1997, at 1:00 p.m., at the Hilton Hotel, located at 1970 Diamond Boulevard, Concord, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters:

    1.    ELECTION OF CLASS II DIRECTORS

          FOR all nominees listed below (except as marked to the contrary below): / /

          WITHHOLD AUTHORITY to vote for all nominees listed below:  / /

          Nominees: David Hildes and Francis Wagner

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

------------------------------------

    2. PROPOSAL TO AMEND THE 1995 INCENTIVE STOCK PROGRAM TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 2,000,000

          / /FOR                / /AGAINST

    3.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC
        ACCOUNTANTS

          / /FOR                / /AGAINST              / /ABSTAIN

    4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

    (Continued and to be signed on reverse side)

[proxy card - back]
    (Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES FOR ELECTION, FOR AMENDMENT OF THE 1995 INCENTIVE STOCK PROGRAM AND FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P.

PROXY INSTRUCTIONS
1. Please sign exactly as the name or names appear on stock certificate (as indicated hereon).

2. If the shares are issued in the names of two or more persons, all such persons should sign the proxy.

3. A proxy executed by a corporation should be signed in its name by its authorized officers.

4. Executors, administrators, trustees, and partners should indicate their positions when signing.


                                  Dated:-----------------------, 1997

                                        -----------------------

                                        -----------------------
                                                         Signature(s)


STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.